Draft of Thursday, November 14, 1996

===============================================================================


                          THE BERKSHIRE GAS COMPANY





                               NOTE AGREEMENT


                        Dated as of November 1, 1996







Re:                    $16,000,000 7.80% Senior Notes
                            Due November 15, 2021





===============================================================================

                              TABLE OF CONTENTS

                        (Not a part of the Agreement)


SECTION          HEADING                                                          PAGE

Parties ........................................................................   1

SECTION 1.       DESCRIPTION OF NOTES AND COMMITMENT. ..........................   1

  Section 1.1.   Description of Notes ..........................................   1
  Section 1.2.   Commitment, Closing Date ......................................   1
  Section 1.3.   Redemption of 8.4% Preferred Stock ............................   2

SECTION 2.       PREPAYMENT OF NOTES. ..........................................   2

  Section 2.1.   Required Prepayments ..........................................   2
  Section 2.2.   Optional Prepayment with Premium ..............................   2
  Section 2.3.   Notice of Optional Prepayments ................................   3
  Section 2.4.   Application of Prepayments ....................................   3
  Section 2.5.   Direct Payment ................................................   3

SECTION 3.       REPRESENTATIONS. ..............................................   3

  Section 3.1.   Representations of the Company ................................   3
  Section 3.2.   Representations of the Purchaser ..............................   4

SECTION 4.       CLOSING CONDITIONS ............................................   4

  Section 4.1.   Conditions ....................................................   4
  Section 4.2.   Waiver of Conditions ..........................................   5

SECTION 5.       COMPANY COVENANTS .............................................   5

  Section 5.1.   Corporate Existence, Etc ......................................   5
  Section 5.2.   Insurance .....................................................   5
  Section 5.3.   Taxes, Claims for Labor and Materials, Compliance with Laws ...   5
  Section 5.4.   Maintenance, Etc ..............................................   6
  Section 5.5.   Nature of Business ............................................   6
  Section 5.7.   Limitations on Restricted Subsidiary Debt .....................   6
  Section 5.8.   Fixed Charges Coverage Ratio ..................................   7
  Section 5.9.   Limitation on Liens ...........................................   7
  Section 5.10.  Restricted Payments ...........................................   8
  Section 5.11.  Mergers, Consolidations and Sales of Assets ...................   9
  Section 5.12.  Guaranties ....................................................  11
  Section 5.13.  Repurchase of Notes ...........................................  11
  Section 5.14.  Transactions with Affiliates ..................................  11
  Section 5.15.  Termination of Pension Plans ..................................  12
  Section 5.16.  Designation of Restricted Subsidiaries ........................  12
  Section 5.17.  Reports and Rights of Inspection ..............................  12

SECTION 6.       EVENTS OF DEFAULT AND REMEDIES THEREFOR .......................  15

  Section 6.1.   Events of Default .............................................  15
  Section 6.2.   Notice to Holders .............................................  16
  Section 6.3.   Acceleration of Maturities ....................................  16
  Section 6.4.   Rescission of Acceleration ....................................  17

SECTION 7.       AMENDMENTS, WAIVERS AND CONSENTS ..............................  17

  Section 7.1.   Consent Required ..............................................  17
  Section 7.2.   Solicitation of Holders .......................................  18
  Section 7.3.   Effect of Amendment or Waiver .................................  18

SECTION 8.       INTERPRETATION OF AGREEMENT; DEFINITIONS ......................  18

  Section 8.1.   Definitions ...................................................  18
  Section 8.2.   Accounting Principles .........................................  27
  Section 8.3.   Directly or Indirectly ........................................  27

SECTION 9.       MISCELLANEOUS .................................................  28

  Section 9.1.   Registered Notes ..............................................  28
  Section 9.2.   Exchange of Notes .............................................  28
  Section 9.3.   Loss, Theft, Etc. of Notes ....................................  28
  Section 9.4.   Conversion of Notes to First Mortgage Bond ....................  28
  Section 9.5.   Expenses, Stamp Tax Indemnity .................................  30
  Section 9.6.   Powers and Rights Not Waived; Remedies Cumulative .............  30
  Section 9.7.   Notices .......................................................  30
  Section 9.8.   Successors and Assigns ........................................  31
  Section 9.9.   Survival of Covenants and Representations .....................  31
  Section 9.10.  Severability ..................................................  31
  Section 9.11.  Governing Law .................................................  31
  Section 9.12.  Captions ......................................................  31

Signature Page .................................................................  32



ATTACHMENTS TO NOTE AGREEMENT:

Schedule I  --   Name of Note Purchaser

Schedule II  --  Liens Securing Debt (including Capitalized Leases) as of the Closing Date

Exhibit A  --    Form of 7.80% Senior Note due November 15, 2021

Exhibit B  --    Representations and Warranties of the Company

Exhibit C  --    Description of Special Counsel's Closing Opinion

Exhibit D  --    Description of Closing Opinion of Counsel to the Company




                          THE BERKSHIRE GAS COMPANY
                              115 Cheshire Road
                      Pittsfield, Massachusetts  01201


                               NOTE AGREEMENT

Re:                    $16,000,000 7.80% Senior Notes
                            Due November 15, 2021



                                                                    Dated as of
                                                               November 1, 1996
First Colony Life Insurance Company
700 Main Street, P.O. Box 1980
Lynchburg, Virginia  24505

      The undersigned, THE BERKSHIRE GAS COMPANY, a Massachusetts corporation (the "Company"), agrees with you as follows:

SECTION 1.  DESCRIPTION OF NOTES AND COMMITMENT.

      Section 1.1. Description of Notes. The Company will authorize the issue and sale of $16,000,000 aggregate principal amount of its 7.80% Senior Notes (the "Notes") to be dated the date of issue, to bear interest from such date at the rate of 7.80% per annum, payable quarterly on the fifteenth day of each February, May, August and November in each year commencing February 15, 1997 and at maturity and to bear interest on overdue principal (including any overdue required prepayment of principal or any overdue optional prepayment of principal pursuant to [SECTION]2.2) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 8.80% per annum after the date due, whether by acceleration or otherwise, until paid, to be expressed to mature on November 15, 2021, and to be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in [SECTION]2 of this Agreement. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement. You are sometimes hereinafter referred to as the "Purchaser".

      Section 1.2. Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you and you agree to purchase from the Company the entire issue of the Notes at a price equal to the principal amount thereof on the Closing Date hereinafter mentioned.

      Delivery of the Notes will be made at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603, against payment therefor in Federal Reserve or other funds current and immediately available at the principal office of Fleet Bank of Massachusetts, National Association, ABA Number 011000138, Malden, Massachusetts, to the account of The Berkshire Gas Company, Account Number 00112144, in the amount of the purchase price at 10:00 A.M. Chicago, Illinois time, on November 15, 1996 or such later date (not later than November 30, 1996) as shall mutually be agreed upon by the Company and the Purchaser (the "Closing Date"). The Notes delivered to you on the Closing Date will be in the form of a single registered Note in the form attached hereto as Exhibit A for the full amount of your purchase (unless different denominations are specified by you), registered in your name or in the name of your nominee, all as may be specified in Schedule I attached hereto.

      Section 1.3. Redemption of 8.4% Preferred Stock. Concurrently with the issuance of the Notes by the Company on the Closing Date, the Company will redeem 80,000 shares of its Class B Cumulative Preferred Stock, Series 8.4% (the "8.4% Preferred Stock") which are held by you at a price of $117.00 per share plus the dividend accrued on such shares to the Closing Date, to be paid to you in exchange for your delivery to the Company on the Closing Date of the stock certificates representing such 8.4% Preferred Stock.

SECTION 2.  PREPAYMENT OF NOTES.

      Section 2.1. Required Prepayments. The Company agrees that on November 15 in each year, commencing November 15, 2011 and ending November 15, 2020, both inclusive, it will prepay and apply and there shall become due and payable on the principal indebtedness evidenced by the Notes an amount equal to the lesser of (i) $1,454,545.45 or (ii) the principal amount of the Notes then outstanding. The entire remaining principal amount of the Notes shall become due and payable on November 15, 2021. No premium shall be payable in connection with any required prepayment made pursuant to this [SECTION]2.1. For purposes of this [SECTION]2.1, any prepayment of less than all of the outstanding Notes pursuant to [SECTION]2.2 shall be deemed to be applied first, to the amount of principal scheduled to be paid on November 15, 2021, and then to the remaining scheduled principal payments in inverse chronological order.

      In the event of any purchase or other acquisition by the Company of less than all of the Notes, the amount of the payment required at maturity and each prepayment required to be made pursuant to this [SECTION]2.1 shall be reduced in the proportion that the principal amount of such purchase or other acquisition bears to the unpaid principal amount of the Notes immediately prior to such purchase or other acquisition (after giving effect to any prepayment made pursuant to this [SECTION]2.1 on the date of such purchase or other acquisition).

      Section 2.2. Optional Prepayment with Premium. In addition to the payments required by [SECTION]2.1, upon compliance with [SECTION]2.3 the Company shall have the privilege, at any time and from time to time, of prepaying the outstanding Notes, either in whole or in part (but if in part then in a minimum principal amount of $100,000) by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount, determined as of five business days prior to the date of such prepayment pursuant to this [SECTION]2.2.

      Section 2.3. Notice of Optional Prepayments. The Company will give notice of any prepayment of the Notes pursuant to [SECTION]2.2 to each Holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (i) such date, (ii) the principal amount of the Holder's Notes to be prepaid on such date, (iii) that a premium may be payable, (iv) the date when such premium will be calculated, (v) the estimated premium, and (vi) the accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts, if any, which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Not later than two business days prior to the prepayment date specified in such notice, the Company shall provide each Holder written notice of the premium, if any, payable in connection with such prepayment and, whether or not any premium is payable, a reasonably detailed computation of the Make-Whole Amount.

      Section 2.4. Application of Prepayments. All partial prepayments pursuant to [SECTION]2.1 or [SECTION]2.2 shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof.

      Section 2.5. Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by any Holder that is the Purchaser or any other Institutional Holder which has given written notice to the Company requesting that the provisions of this [SECTION]2.5 shall apply, the Company will punctually pay when due the principal thereof, interest thereon and premium, if any, due with respect to said principal, without any presentment thereof, directly to such Holder at its address set forth in Schedule I hereto or such other address as such Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is so designated for such Holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account in any United States bank as such Holder may from time to time direct in writing.

SECTION 3.  REPRESENTATIONS.

      Section 3.1. Representations of the Company. The Company represents and warrants that all representations and warranties set forth in Exhibit B are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

      Section 3.2. Representations of the Purchaser. The Purchaser represents, and in entering into this Agreement the Company understands, that the Purchaser is acquiring the Notes for the purpose of investment and not with a view to the distribution thereof, and that the Purchaser has no present intention of selling, negotiating or otherwise disposing of the Notes; it being understood, however, that the disposition of the Purchaser's property shall at all times be and remain within its control. The Purchaser further represents that the source of funds to be used by it to purchase the Notes is an "insurance company general account" within the meaning of Department of Labor Prohibited Transaction Exemption ("PTE") 95-60 (issued July 12, 1995) and the purchase of the notes by the Purchaser is eligible for exemption under, and satisfies the requirements of, PTE 95-60.

SECTION 4.  CLOSING CONDITIONS.

      Section 4.1. Conditions. Your obligation to purchase the Notes on the Closing Date and present the 8.4% Preferred Stock for redemption pursuant to [SECTION]1.3 hereof shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

            (a) Closing Certificate. You shall have received a certificate dated the Closing Date, signed by the President or the Chief Financial Officer of the Company, the truth and accuracy of which shall be a condition to your obligation to purchase the Notes proposed to be sold to you and to the effect that (i) the representations and warranties of the Company set forth in Exhibit B hereto are true and correct on and with respect to the Closing Date, (ii) the Company has performed all of its obligations hereunder which are to be performed on or prior to the Closing Date, and (iii) no Default or Event of Default has occurred and is continuing.

            (b) Legal Opinions. You shall have received from Chapman and Cutler, who are acting as your special counsel in this transaction, and from Rich, May, Bilodeau & Flaherty, P.C., counsel for the Company, their respective opinions dated the Closing Date, in form and substance satisfactory to you, and covering the matters set forth in Exhibits C and D, respectively, hereto.

            (c) Regulatory Approval. You shall have obtained an order issued by the Massachusetts Department of Public Utilities (the "DPU") authorizing the issue and sale of the Notes, which authorization shall not contain any conditions burdensome to the Company and which authorization shall be final and the statutory appeal period for which shall have expired.

            (d) Private Placement Number. A private placement number for the Notes shall have been obtained from Standard and Poor's
      Corporation.

            (e) Rating of the Notes. You shall have received satisfactory evidence that the Notes have been accorded a current rating of "2" or better from the National Association of Insurance Commissioners.

            (f) Payment of Fees and Disbursements of Special Counsel. The Company shall have paid the reasonable fees and disbursements of Chapman and Cutler, special counsel to the Purchaser.

            (g) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to you and your special counsel, and you shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

      Section 4.2. Waiver of Conditions. If on the Closing Date the Company fails to tender to you the Notes to be issued to you on such date or if the conditions specified in [SECTION]4.1 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in [SECTION]4.1 have not been fulfilled, you may waive compliance by the Company with any such condition to such extent as you may in your sole discretion determine. Nothing in this [SECTION]4.2 shall operate to relieve the Company of any of its obligations hereunder or to waive your rights against the Company.

SECTION 5.  COMPANY COVENANTS.

      From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

      Section 5.1. Corporate Existence, Etc. The Company will preserve and keep in full force and effect, and will cause each Restricted Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business; provided, however, that the foregoing shall not prevent any transaction permitted by [SECTION]5.11.

      Section 5.2. Insurance. The Company will maintain, and will cause each Restricted Subsidiary to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

      Section 5.3. Taxes, Claims for Labor and Materials, Compliance with Laws. The Company will promptly pay and discharge, and will cause each Restricted Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Restricted Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Restricted Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Company or such Restricted Subsidiary; provided, however, that the Company or such Restricted Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Restricted Subsidiary or any material interference with the use thereof by the Company or such Restricted Subsidiary, and (ii) the Company or such Restricted Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto. The Company will promptly comply and will cause each Restricted Subsidiary to comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which could materially and adversely affect the properties, business, prospects, profits or condition of the Company and its Restricted Subsidiaries or would result in any Lien not permitted under [SECTION]5.9.

      Section 5.4. Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each Restricted Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

      Section 5.5. Nature of Business. Neither the Company nor any Restricted Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Restricted Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Restricted Subsidiaries on the Closing Date. For purposes of the preceding sentence, the general nature of the business of the Company and its Restricted Subsidiaries shall not be deemed to be substantially changed from that engaged in on the Closing Date so long as not less than 80% of the net sales of the Company and its Restricted Subsidiaries for any fiscal year ending after the Closing Date shall be derived from energy operations and related businesses of the Company and its Restricted Subsidiaries.

      Section 5.6. Limitations on Consolidated Funded Debt. The Company will at all times maintain Consolidated Funded Debt in an aggregate amount which does not exceed 65% of Consolidated Adjusted Capitalization.

      Section 5.7. Limitations on Restricted Subsidiary Debt. (a) The Company will not permit any Restricted Subsidiary to create, incur or assume or in any manner become liable in any respect of any Debt, if at the time of creation, incurrence or assumption thereof or becoming liable therefor and after giving effect thereto and the application of the proceeds thereof the aggregate amount of Debt of the Company's Restricted Subsidiaries would exceed an amount equal to 15% of Consolidated Adjusted Total Capitalization.

      (b) Any corporation which becomes a Restricted Subsidiary after the date hereof shall for all purposes of this [SECTION]5.7 be deemed to have created, assumed or incurred at the time it becomes a Restricted Subsidiary all Debt of such corporation existing immediately after it becomes a Restricted Subsidiary.

      Section 5.8. Fixed Charges Coverage Ratio. The Company will keep and maintain the ratio of Net Income Available for Fixed Charges to Fixed Charges for each period of four consecutive fiscal quarters at not less than
1.50 to 1.00.

      Section 5.9. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Restricted Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

            (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by [SECTION]5.3;

            (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

            (c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

            (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Restricted Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

            (e) Liens securing Indebtedness of a Restricted Subsidiary to the Company or to another Wholly-owned Restricted Subsidiary;

            (f)  Liens existing as of the Closing Date and reflected in
      Schedule II hereto;

            (g) Liens incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition of fixed assets useful and intended to be used in carrying on the business of the Company or a Restricted Subsidiary, including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Company or a Restricted Subsidiary of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (i) the Lien shall attach solely to the fixed assets acquired or purchased, (ii) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Debt secured by Liens on such fixed assets whether or not assumed by the Company or a Restricted Subsidiary shall not exceed an amount equal to 80% (or 100% in the case of Capitalized Leases) of the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets (as determined in good faith by the Board of Directors of the Company), (iii) all such Debt shall have been incurred within the applicable limitations provided in [SECTION][SECTION]5.6 and 5.7 and (iv) the aggregate Debt secured by such Liens does not exceed an amount equal to 10% of Consolidated Adjusted Total Assets; and

            (h) Liens other than those described in clauses (a) through (g) of this [SECTION]5.9 created or incurred after the Closing Date given to secure Debt of the Company or any Restricted Subsidiary, provided that after giving effect to such Debt and to the application of the proceeds thereof (1) all Debt of the Company and its Restricted Subsidiaries secured by Liens (other than Debt secured by Liens excepted or permitted by the foregoing clauses (a) through (g) of this [SECTION]5.9) shall not exceed 10% of Consolidated Adjusted Total Assets, and (2) all such Debt shall have been incurred within the applicable limitations provided in [SECTION][SECTION]5.6 and 5.7; provided, further that no Additional First Mortgage Bonds may be issued pursuant to this [SECTION]5.9(h) unless on or prior to the issuance of such Additional First Mortgage Bonds, all outstanding Notes shall have been converted into First Mortgage Bonds in compliance with [SECTION]9.4.

      Section 5.10. Restricted Payments. The Company will not except as hereinafter provided:

            (a) Declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Company);

            (b) Directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net cash proceeds to the Company from the substantially concurrent issue or sale of other shares of capital stock of the Company or warrants, rights or options to purchase or acquire any shares of its capital stock); or

            (c) Make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock;

(such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other payments or distributions being herein collectively called "Restricted Payments"), if after giving effect thereto any Event of Default shall have occurred and be continuing or Consolidated Adjusted Tangible Net Worth shall be less than $23,000,000.

      The Company will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof.

      For the purposes of this [SECTION]5.10, the amount of any Restricted Payment declared, paid or distributed in property shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Company) of such property at the time of the making of the Restricted Payment in question.

      Section 5.11. Mergers, Consolidations and Sales of Assets. (a) The Company will not, and will not permit any Restricted Subsidiary to, (i) consolidate with or be a party to a merger with any other corporation or
(ii) sell, lease or otherwise dispose of all or any substantial part (as defined in paragraph (d) of this [SECTION]5.11) of the assets of the Company and its Restricted Subsidiaries; provided, however, that:

            (1) any Restricted Subsidiary may merge or consolidate with or into the Company or any Wholly-owned Restricted Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation;

            (2) the Company may consolidate or merge with any other corporation so long as (i) if the Company shall be the surviving or continuing corporation, (y) at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, and (z) after giving effect to such consolidation or merger a Restricted Subsidiary would be permitted to incur at least $1.00 of additional Debt under the provisions of [SECTION]5.7, and (ii) if the surviving or continuing corporation is not the Company, (v) the corporation which results from such merger or consolidation shall be incorporated under the laws of the United States or any state thereof, have substantially all of its assets and the assets of its Subsidiaries located within the United States and be engaged principally in the ownership and operation of a regulated public utility, (w) such resulting entity shall execute and deliver to the registered Holders of the Notes an agreement satisfactory in form and substance to such Holders ratifying and confirming this Agreement and the Notes and expressly assuming the due and punctual payment of the principal and premium, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants in the Notes and this Agreement to be performed and observed by the Company,
      (x) at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (y) after giving effect to such consolidation or merger the subsidiaries of such surviving corporation would be permitted to incur at least $1.00 of additional Debt pursuant to [SECTION]5.7, and
      (z) the surviving corporation shall deliver to the registered Holders of the Notes an opinion, satisfactory in form and substance to the registered Holders of the Notes, of counsel satisfactory to the registered Holders of the Notes, to the effect that all requirements of this [SECTION]5.11(a)(2) have been satisfied; and

            (3) any Restricted Subsidiary may sell, lease or otherwise dispose of all or any substantial part of its assets to the Company or any Wholly-owned Restricted Subsidiary.

      (b) The Company will not permit any Restricted Subsidiary to issue or sell any shares of stock of any class (including as "stock" for the purposes of this [SECTION]5.11, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Restricted Subsidiary to any Person other than the Company or a Wholly-owned Restricted Subsidiary, except for the purpose of qualifying directors, or except in satisfaction of the validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Company and/or a Restricted Subsidiary whereby the Company and/or such Restricted Subsidiary maintain their same proportionate interest in such Restricted Subsidiary.

      (c) The Company will not sell, transfer or otherwise dispose of any shares of stock of any Restricted Subsidiary (except to qualify directors) or any Indebtedness of any Restricted Subsidiary, and will not permit any Restricted Subsidiary to sell, transfer or otherwise dispose of (except to the Company or a Wholly-owned Restricted Subsidiary) any shares of stock or any Indebtedness of any other Restricted Subsidiary, unless:

            (1) simultaneously with such sale, transfer, or disposition, all shares of stock and all Indebtedness of such Restricted Subsidiary at the time owned by the Company and by every other Restricted Subsidiary shall be sold, transferred or disposed of as an entirety;

            (2) the Board of Directors of the Company shall have determined, as evidenced by a resolution thereof, that the proposed sale, transfer or disposition of said shares of stock and Indebtedness is in the best interests of the Company;

            (3) said shares of stock and Indebtedness are sold, transferred or otherwise disposed of to a Person, for a cash consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory;

            (4) the Restricted Subsidiary being disposed of shall not have any continuing investment in the Company or any other Restricted Subsidiary not being simultaneously disposed of; and

            (5) such sale or other disposition does not involve a substantial part (as hereinafter defined) of the assets of the Company and its Restricted Subsidiaries.

      (d) As used in this [SECTION]5.11, a sale, lease or other disposition of assets shall be deemed to be a "substantial part" of the assets of the Company and its Restricted Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Restricted Subsidiaries (other than in the ordinary course of business) during the 12-month period ending with the date of such sale, lease or other disposition, exceeds 10% of Consolidated Adjusted Total Assets, determined as of the end of the immediately preceding fiscal year; provided, however, that assets shall not be deemed to be sold, leased or otherwise disposed of for purposes of the computations required by the preceding provisions of this paragraph to the extent that the net proceeds therefrom remaining after satisfying any indebtedness secured by such assets shall, within 180 days from the date of such sale, lease or disposition thereof by the Company or its Restricted Subsidiary, as the case may be, either (i) be used to purchase capital assets for the Company and/or its Restricted Subsidiaries of a nature similar to and having a value at least equal to, the assets sold to obtain such proceeds, or (ii) applied to prepay the Notes or other Funded Debt of the Company or its Restricted Subsidiaries which is not subordinated to the Notes in right of payment.

      Section 5.12. Guaranties. The Company will not, and will not permit any Restricted Subsidiary to, become or be liable in respect of any Guaranty except Guaranties by the Company which are limited in amount to a stated maximum dollar exposure or which constitute Guaranties of obligations incurred by any Restricted Subsidiary in compliance with the provisions of this Agreement.

      Section 5.13. Repurchase of Notes. Neither the Company nor any Restricted Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless an offer has been made to repurchase Notes, pro rata, from all Holders at the same time and upon the same terms. In case the Company repurchases or otherwise acquires any Notes, such Notes shall immediately thereafter be canceled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the repurchase or other acquisition of any Notes by the Company, any Restricted Subsidiary or any Affiliate (or upon the agreement of Company, any Restricted Subsidiary or any Affiliate to purchase or otherwise acquire any Notes), such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the Holders of any actions with respect hereto, including, without limitation, [SECTION]6.3, [SECTION]6.4 and [SECTION]7.1.

      Section 5.14. Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

      Section 5.15. Termination of Pension Plans. The Company will not and will not permit any Subsidiary to withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of the Company or any Subsidiary pursuant to Section 4068 of ERISA.

      Section 5.16. Designation of Restricted Subsidiaries. The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary by giving written notice within 30 days after such designation to each Holder that the Board of Directors of the Company has made such designation, provided, however, that no Unrestricted Subsidiary may be designated a Restricted Subsidiary unless, at the time of such action and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the Restricted Subsidiaries would be permitted to incur at least $1.00 of additional Debt under the provisions of [SECTION]5.7(a). A Restricted Subsidiary may not be designated or otherwise become an Unrestricted Subsidiary.

      Section 5.17. Reports and Rights of Inspection. The Company will keep, and will cause each Restricted Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Restricted Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to the Holders pursuant to this [SECTION]5.17 and concurred in by the independent public accountants referred to in [SECTION]5.17(b) hereof), and will furnish to each Holder (in duplicate if so specified below or otherwise requested):

            (a) Quarterly Statements. As soon as available and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

                  (1) consolidated balance sheets of the Company and its Restricted Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,

                  (2) consolidated statements of income of the Company and its Restricted Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

                  (3) consolidated statements of cash flows of the Company and its Restricted Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of the Company; provided, however, that so long as the Company has no Unrestricted Subsidiaries and so long as such delivery is made within the time requirement set forth above in this paragraph (a), delivery pursuant to paragraph (d) below of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this paragraph (a);

            (b) Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Company, copies of:

                  (1) consolidated balance sheets of the Company and its Restricted Subsidiaries as of the close of such fiscal year, and

                  (2) consolidated statements of income and retained earnings and cash flows of the Company and its Restricted Subsidiaries for such fiscal year,

      in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of Deloitte & Touche LLP or another firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Restricted Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances; provided, however, that so long as the Company has no Unrestricted Subsidiaries and so long as such delivery is made within the time requirement set forth above in this paragraph (b), delivery pursuant to paragraph (d) below of copies of the Annual Report on Form 10-K of the Company for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Securities Exchange Act) prepared in accordance with the requirements therefor filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this paragraph (b);

            (c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Restricted Subsidiary and any management letter received from such accountants in connection with such interim or special audits;

            (d) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries;

            (e) ERISA Reports. Promptly upon the occurrence thereof, written notice of (i) a Reportable Event with respect to any Plan;
      (ii) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other person to terminate any Plan; (iii) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan; (iv) a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA in connection with any Plan; (v) any material increase in the contingent liability of the Company or any Restricted Subsidiary with respect to any post-retirement welfare liability; or (vi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

            (f) Officer's Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of [SECTION]5.6 through [SECTION]5.15 at the end of the period covered by the financial statements then being furnished, and (ii) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

            (g) Accountant's Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof;

            (h) Unrestricted Subsidiaries. Within the respective periods provided in paragraphs (a) and (b) above, financial statements of the character and for the dates and periods as in said paragraphs (a) and
      (b) provided covering each Unrestricted Subsidiary (or groups of Unrestricted Subsidiaries on a consolidated basis); and

            (i) Requested Information. With reasonable promptness, such other data and information as such Institutional Holder may reasonably request.

Without limiting the foregoing, the Company will permit each Institutional Holder (or such Persons as such Institutional Holder may designate), to visit and inspect, under the Company's guidance, any of the properties of the Company or any Restricted Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with any Institutional Holder the finances and affairs of the Company and its Restricted Subsidiaries) all at such reasonable times and as often as may be reasonably requested. The Company shall not be required to pay or reimburse any Holder for expenses which such Holder may incur in connection with any such visitation or inspection, except that if such visitation or inspection is made during any period when a Default or an Event of Default shall have occurred and be continuing, the Company agrees to reimburse such Holder for all such expenses promptly upon demand.

SECTION 6.  EVENTS OF DEFAULT AND REMEDIES THEREFOR.

      Section 6.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" as such term is used herein:

            (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five days; or

            (b) Default shall occur in the making of any required prepayment on any of the Notes as provided in [SECTION]2.1; or

            (c) Default shall occur in the making of any other payment of the principal of any Note or premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

            (d) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Debt (other than the Notes) of the Company or any Restricted Subsidiary in an aggregate amount exceeding $1,000,000 and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

            (e) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which any Debt of the Company or any Restricted Subsidiary may be issued and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of such Debt of the Company or any Restricted Subsidiary outstanding thereunder in an aggregate amount exceeding $1,000,000; or

            (f) Default shall occur in the observance or performance of any covenant or agreement contained in [SECTION]5.6 through [SECTION]5.11; or

            (g) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 30 days after the earlier of (i) the day on which the Company first obtains knowledge of such default, or (ii) the day on which written notice thereof is given to the Company by any Holder; or

            (h) Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

            (i) Final judgment or judgments for the payment of money aggregating in excess of $100,000 is or are outstanding against the Company or any Restricted Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

            (j) A custodian, liquidator, trustee or receiver is appointed for the Company or any Restricted Subsidiary or for the major part of the property of either and is not discharged within 30 days after such appointment; or

            (k) The Company or any Restricted Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Restricted Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Restricted Subsidiary or for the major part of the property of either; or

            (l) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Restricted Subsidiary and, if instituted against the Company or any Restricted Subsidiary, are consented to or are not dismissed within 60 days after such institution.

      Section 6.2. Notice to Holders. When any Event of Default described in the foregoing [SECTION]6.1 has occurred, or if any Holder or the holder of any other evidence of Funded Debt or Current Debt of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three business days of such event to all Holders.

      Section 6.3. Acceleration of Maturities. When any Event of Default described in paragraph (a), (b) or (c) of [SECTION]6.1 has happened and is continuing, any Holder may, and when any Event of Default described in paragraphs (d) through (j), inclusive, of said [SECTION]6.1 has happened and is continuing, any Holder or Holders holding 25% or more of the principal amount of Notes at the time outstanding may, by notice to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph
(k) or (l) of [SECTION]6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the Holders, the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of the Holder or Holders nor any delay or failure on the part of any Holder to exercise any right shall operate as a waiver of such right or otherwise prejudice such Holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the Holder or Holders all reasonable costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such Holder's or Holders' attorneys for all services rendered in connection therewith.

      Section 6.4. Rescission of Acceleration. The provisions of [SECTION]6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (j), inclusive, of [SECTION]6.1, the Holders holding 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

            (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

            (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under [SECTION]6.3) shall have been duly paid; and

            (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to [SECTION]7.1;

and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

SECTION 7.  AMENDMENTS, WAIVERS AND CONSENTS.

      Section 7.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Holders holding at least 66-2/3% in aggregate principal amount of outstanding Notes; provided, however, that without the written consent of all of the Holders, no such amendment or waiver shall be effective (i) which will change the time of payment (including any prepayment required by [SECTION]2.1) of the principal of or the interest on any Note or change the principal amount thereof or change the rate of interest thereon, or (ii) which will change any of the provisions with respect to optional prepayments, or (iii) which will change the percentage of Holders required to consent to any such amendment or waiver of any of the provisions of this [SECTION]7 or [SECTION]6.

      Section 7.2. Solicitation of Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each Holder (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Holder as consideration for or as an inducement to entering into by any Holder of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered, on the same terms, ratably to all Holders.

      Section 7.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the Holders and shall be binding upon them, upon each future Holder and upon the Company, whether or not any Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 8.  INTERPRETATION OF AGREEMENT; DEFINITIONS.

      Section 8.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

      "Additional First Mortgage Bonds" shall mean First Mortgage Bonds issued after the Closing Date other than (i) bonds issued in exchange for, in connection with a transfer of the ownership of, or as a replacement for lost, mutilated, stolen or destroyed, First Mortgage Bonds which are outstanding on the Closing Date and (ii) First Mortgage Bonds issued to the Holders of the Notes upon conversion of the Notes pursuant to [SECTION]9.4.

      "Additional Funded Debt" shall mean the amount, if any, by which (i) the lowest average of the highest balances of Consolidated Current Debt outstanding on any three consecutive Current Debt Test Dates during the 12-month period immediately preceding any date of determination exceeds (ii) the Current Debt Basket Amount for such date.

      "Affiliate" shall mean any Person (other than a Restricted Subsidiary)
(i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company,
(ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

      "Agreement" shall mean this Note Agreement.

      "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

      "Capitalized Rentals" of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Company" shall mean The Berkshire Gas Company, a Massachusetts corporation, and any Person who succeeds to all, or substantially all, of the assets and business of The Berkshire Gas Company.

      "Consolidated Adjusted Tangible Net Worth" shall mean Consolidated Tangible Net Worth less Restricted Investments.

      "Consolidated Adjusted Total Assets" shall mean (a) total assets of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, less (b) Restricted Investments.

      "Consolidated Adjusted Capitalization" shall mean (a) the sum of (i) Consolidated Tangible Net Worth plus (ii) Consolidated Funded Debt, less (b) Restricted Investments.

      "Consolidated Adjusted Total Capitalization" shall mean (a) the sum of
(i) Consolidated Tangible Net Worth plus (ii) Consolidated Total Debt, less
(b) Restricted Investments.

      "Consolidated Current Debt" shall mean Current Debt of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

      "Consolidated Funded Debt" shall mean Funded Debt of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP plus Additional Funded Debt.

      "Consolidated Net Income" for any period shall mean the gross revenues of the Company and its Restricted Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

            (a) any gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

            (b)  the proceeds of any life insurance policy;

            (c) net earnings and losses of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary;

            (d) net earnings and losses of any corporation (other than a Restricted Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Restricted Subsidiary, realized by such corporation prior to the date of such acquisition;

            (e) net earnings and losses of any corporation (other than a Restricted Subsidiary) with which the Company or a Restricted Subsidiary shall have consolidated or which shall have merged into or with the Company or a Restricted Subsidiary prior to the date of such consolidation or merger;

            (f) net earnings of any business entity (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Restricted Subsidiary in the form of cash distributions;

            (g) any portion of the net earnings of any Restricted Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Restricted Subsidiary;

            (h) earnings resulting from any reappraisal, revaluation or write-up of assets;

            (i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

            (j) any gain arising from the acquisition of any Securities of the Company or any Restricted Subsidiary; and

            (k) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period.

      "Consolidated Tangible Net Worth" shall mean as of the date of any determination thereof the total amount of all Tangible Assets of the Company and its Restricted Subsidiaries after deducting therefrom all items which, in accordance with GAAP, would be included on the liability and equity side of a consolidated balance sheet except capital stock of any class, surplus and retained earnings.

      "Consolidated Total Debt" shall mean the sum of Consolidated Funded Debt plus Consolidated Current Debt.

      "Current Debt" of any Person shall mean as of the date of any determination thereof (i) all Indebtedness of such Person for borrowed money other than Funded Debt of such Person and (ii) Guaranties by such Person of Current Debt of others.

      "Current Debt Basket Amount" shall mean for any date the amount specified as follows for the fiscal year in which such date shall occur:
(i) for the fiscal years ending on or before June 30, 1998, $5,000,000, (ii) for the fiscal year ending June 30, 1999, $4,000,000, (iii) for the fiscal year ending June 30, 2000, $3,000,000, (iv) for the fiscal year ending June 30, 2001, $2,000,000, (v) for the fiscal year ending June 30, 2002,
$1,000,000, and (vi) for the fiscal year ending June 30, 2003 and each fiscal year occurring thereafter, $-0-.

      "Current Debt Test Date" shall mean the first and fifteenth days of each month, provided that, if any such day is not a business day, then the Current Debt Test Date shall be the business day which shall first occur thereafter.

      "Debt" of any Person shall mean all Funded Debt and all Current Debt of such Person.

      "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

      "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

      "Event of Default" shall have the meaning set forth in [SECTION]6.1.

      "First Mortgage Bonds" shall mean any Bonds issued under the First Mortgage Bond Indenture.

      "First Mortgage Bond Indenture" shall mean that certain First Mortgage Indenture and Deed of Trust dated as of July 1, 1954 between the Company (f/k/a Pittsfield Coal Gas Company) and Chemical Bank & Trust Company, as Trustee, as such First Mortgage Indenture and Deed of Trust has heretofore been and may hereafter be amended, modified or supplemented.

      "Fixed Charges" for any period shall mean on a consolidated basis the sum of (i) all Rentals (other than Rentals on Capitalized Leases) payable during such period by the Company and its Restricted Subsidiaries, and (ii) all Interest Charges on all Debt (including the interest component of Rentals on Capitalized Leases) of the Company and its Restricted Subsidiaries.

      "Funded Debt" of any Person shall mean (i) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP,
(ii) all Capitalized Rentals of such Person, and (iii) all Guaranties by such Person of Funded Debt of others.

      "GAAP" shall mean generally accepted accounting principles at the time in the United States.

      "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

      "Holder" shall mean any Person which is, at the time of reference, the registered Holder of any Note.

      "Indebtedness" of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capitalized Rentals and (v) Guaranties of obligations of others of the character referred to in this definition.

      "Institutional Holder" shall mean any Holder which is the Purchaser or an insurance company, bank, savings and loan association, trust company, investment company, charitable foundation, employee benefit plan (as defined in ERISA) or other institutional investor or financial institution and, for purposes of the direct payment provisions of this Agreement, shall include any nominee of any such Holder.

      "Interest Charges" for any period shall mean all interest and all amortization of debt discount and expense on any particular Indebtedness for which such calculations are being made.

      "Investments" shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

      "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

      "Make-Whole Amount" shall mean in connection with any prepayment or acceleration of the Notes the excess, if any, of (i) the aggregate present value as of the date of such prepayment of each dollar of principal being prepaid (taking into account the application of such prepayment required by [SECTION]2.1) and the amount of interest (exclusive of interest accrued to the date of prepayment) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (ii) 100% of the principal amount of the outstanding Notes being prepaid. If the Reinvestment Rate is equal to or higher than 7.80%, the Make-Whole Amount shall be zero. For purposes of any determination of the Make-Whole Amount:

            "Reinvestment Rate" shall mean 0.50%, plus the arithmetic mean of the yields for the two columns under the heading "Week Ending" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal being prepaid (taking into account the application of such prepayment required by [SECTION]2.1). If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the published maturity next longer than the Weighted Average Life to Maturity and for the published maturity next shorter than the Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. "Statistical Release" shall mean the then most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the Holders holding 66-2/3% in aggregate principal amount of the outstanding Notes.

            "Weighted Average Life to Maturity" of the principal amount of the Notes being prepaid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "Remaining Dollar-Years" of such principal shall mean the amount obtained by (i) multiplying (x) the remainder of (1) the amount of principal that would have become due on each scheduled payment date if such prepayment had not been made, less
      (2) the amount of principal on the Notes scheduled to become due on such date after giving effect to such prepayment and the application thereof in accordance with the provisions of [SECTION]2.1, by (y) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and (ii) totaling the products obtained in (i).

      "Minority Interests" shall mean any shares of stock of any class of a Restricted Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Restricted Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

      "Multiemployer Plan" shall have the same meaning as in ERISA.

       "Net Income Available for Fixed Charges" for any period shall mean the sum of (i) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net Income), (ii) all provisions for any Federal, state or other income taxes made by the Company and its Restricted Subsidiaries during such period and (iii) Fixed Charges of the Company and its Restricted Subsidiaries during such period.

      "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

      "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

      "Plan" means a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

      "Purchaser" shall have the meaning set forth in [SECTION]1.1.

      "Rentals" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges.
Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

      "Reportable Event" shall have the same meaning as in ERISA.

      "Restricted Investments" shall mean all Investments existing on or made after the Closing Date other than:

            (a) Investments of the Company and its Restricted Subsidiaries in and to Restricted Subsidiaries. including any Investment in any Person which, after giving effect to such Investment, will become a Restricted Subsidiary;

            (b) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Restricted Subsidiary, is accorded the highest rating by Standard & Poor's Ratings Group, Moody's Investors Service, Inc. or other nationally recognized credit rating agency of similar standing;

            (c) Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing in twelve months or less from the date of acquisition thereof;

            (d) Investments in certificates of deposit maturing within one year from the date of issuance thereof, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof by the Company or a Restricted Subsidiary, rated AA or better by Standard & Poor's Ratings Group or Aa or better by Moody's Investors Service, Inc.;

            (e) loans or advances in the usual and ordinary course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Company or any Restricted Subsidiary;

            (f) receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Restricted Subsidiaries; and

            (g) Investments in addition to those described in the foregoing paragraphs (a) through (f) hereof, provided that the aggregate amount of all Investments made pursuant to the provisions of this paragraph
      (g) shall not exceed an amount equal to 5% of Common Shareholders'
      Equity.

      As used herein, "Common Shareholders' Equity" shall mean at any time the sum of the common stock, surplus and retained earnings of the Company as of the end of the most recent fiscal quarter as determined in accordance with GAAP.

      In valuing any Investments, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

      "Restricted Subsidiary" shall mean any Subsidiary (a) which is organized under the laws of the United States or any State thereof; (b) which conducts substantially all of its business and has substantially all of its assets within the United States; (c) of which more than 80% (by number of votes) of the Voting Stock is beneficially owned, directly or indirectly, by the Company; and (d) which has been designated by the Board of Directors of the Company as a Restricted Subsidiary in accordance with [SECTION]5.16.

      "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

      The term "subsidiary" shall mean as to any particular parent corporation any corporation of which more than 50% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

      "Tangible Assets" shall mean as of the date of any determination thereof the total amount of all assets of the Company and its Restricted Subsidiaries (less depreciation, depletion and other properly deductible valuation reserves) after deducting good will, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets other than prepaid insurance and prepaid taxes, the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as "intangible assets" in accordance with GAAP.

      "Unrestricted Subsidiary" shall mean any Subsidiary which is not a Restricted Subsidiary.

      "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

      "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Funded Debt and Current Debt shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

      Section 8.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

      Section 8.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

SECTION 9.  MISCELLANEOUS.

      Section 9.1. Registered Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (hereinafter called the "Note Register"), and the Company will register or transfer or cause to be registered or transferred as hereinafter provided any Note issued pursuant to this Agreement.

      At any time and from time to time any Holder of a Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the Holder or its attorney duly authorized in writing.

      The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and Holder thereof and a holder for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any registered Note shall be made to or upon the written order of such Holder.

      Section 9.2. Exchange of Notes. At any time and from time to time, upon not less than ten days' notice to that effect given by the Holder of any Note initially delivered or of any Note substituted therefor pursuant to [SECTION]9.1, this [SECTION]9.2 or [SECTION]9.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to such Holder, except as set forth below, a Note for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in the denomination of $100,000 or any amount in excess thereof as such Holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such Holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

      Section 9.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the Holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If an Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

      Section 9.4. Conversion of Notes to First Mortgage Bonds. (a) The Company may issue Additional First Mortgage Bonds provided that (i) the Additional First Mortgage Bonds are issued in compliance with the following provisions of this [SECTION]9.4, (ii) no Default or Event of Default shall then exist and (iii) after giving effect thereto the Company shall be in compliance with [SECTION]5.7(a).

      (b) The Company may issue Additional First Mortgage Bonds provided that concurrently with or prior to the issuance thereof the Company shall convert all outstanding Notes by issuing First Mortgage Bonds to the Holders of such Notes as herein provided. Not later than 60 days nor earlier than 30 days prior to the date of the issuance of any Additional First Mortgage Bonds, the Company shall give written notice of such fact in the manner provided in [SECTION]9.7 hereof to the Holders of the Notes which notice shall (1) state the details of the proposed issuance of the Additional First Mortgage Bonds and the effective date thereof (the "Effective Date"), (2) state that pursuant to this [SECTION]9.4, the Company shall convert all Notes to First Mortgage Bonds and (3) specify the date upon which the conversion shall take place (the "Conversion Date"). On the Conversion Date, the Company, as provided herein, shall convert to First Mortgage Bonds all of the outstanding Notes.

      (c) Any First Mortgage Bonds to be issued to the Holders of Notes pursuant to the foregoing provisions (i) shall be issued in a separate series of First Mortgage Bonds, (ii) shall be in a principal amount equal to the aggregate unpaid principal amount of the Notes, (iii) shall bear interest at the rate of 7.80% per annum from the date to which interest has been paid on the Notes, (iv) shall be payable with respect to interest and principal on the same respective payment dates of the Notes, (v) shall have the same optional prepayment provisions and, to the extent permitted under the First Mortgage Bond Indenture, the same events of default as such Notes or, if not so permitted for any similar event of default, provisions which result in a mandatory redemption upon the occurrence of such event, (vi) shall, in the First Mortgage Bond Indenture, receive the benefit of terms and provisions substantially the same as those contained in this Agreement, including without limitation, the covenants of the Company contained in [SECTION]5 (other than [SECTION]5.9) of this Agreement (allowing for differences in form and with appropriate adjustments to reflect the changed nature of the securities), and (vii) shall be issued pursuant to the First Mortgage Bond Indenture in a manner satisfactory in form and substance to such Holders and their counsel. The Holders of the Notes may be represented by such special counsel as they shall select and the reasonable charges and disbursements of such special counsel shall be paid by the Company.

      (d) On or prior to the Conversion Date, and as a condition to the effectiveness of such conversion, the supplemental indenture pursuant to which such First Mortgage Bonds shall be issued shall be duly recorded, and any necessary financing statements shall be duly filed in respect thereof, to the extent required by law to perfect the lien of the First Mortgage Bond Indenture on the mortgaged property thereunder, and the Company shall deliver to the trustee under the First Mortgage Bond Indenture and to each of the Holders of the outstanding Notes, an opinion of counsel (who shall be satisfactory to each of such Holders) and such other evidence as such Holders may request as to (A) the priority of the Lien created by the First Mortgage Bond Indenture in favor of the First Mortgage Bonds issued to such Holders, (B) the equal and ratable benefit and security provided by the First Mortgage Bond Indenture to such First Mortgage Bonds in favor of such Holders, (C) the due authorization, execution and delivery of such First Mortgage Bonds and the legality, validity, binding effect and enforceability thereof, (D) the due authentication and issuance thereof under the First Mortgage Bond Indenture, (E) the absence of any default or event which with the giving of notice or passage of time, or both, would constitute a default or event of default under the First Mortgage Bond Indenture or any Indebtedness secured thereby, (F) the due authorization, execution and delivery of the First Mortgage Bond Indenture and the legality, validity, binding effect and enforceability thereof, (G) the approval of such First Mortgage Bonds and such supplemental indenture by any necessary governmental agencies, and (H) the good title of the Company to its real properties (which opinion with respect to such title may be based upon an examination of title insurance policies and/or endorsements thereto, abstracts or certificates of title or similar documents) and as to such other matters as such Holders may request. Upon completion of the conversion of the Notes into First Mortgage Bonds pursuant to the foregoing provisions of this [SECTION]9.4, this Agreement shall terminate except for any obligations of the Company arising under this Agreement prior to such termination which have not been satisfied.

      Section 9.5. Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of the Purchaser's reasonable out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of Chapman and Cutler, special counsel to the Purchaser, duplicating and printing costs and charges for shipping the Notes, adequately insured to the Purchaser's home office or at such other place as such Purchaser may designate, and all such expenses of the Holders relating to any amendment, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees that it will pay and save the Purchaser harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify the Purchaser against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement. The Purchaser represents that no placement agent, broker or finder has been retained or engaged by the Purchaser in connection with its purchase of the Notes.

      Section 9.6. Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of any Holder in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of each Holder are cumulative to, and are not exclusive of, any rights or remedies any such Holder would otherwise have.

      Section 9.7. Notices. All communications provided for hereunder shall be in writing and, if to a Holder, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to such Holder at its address appearing on Schedule I to this Agreement or such other address as any Holder may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at the address beneath its signature at the foot of this Agreement or to such other address as the Company may in writing designate to the Holders; provided, however, that a notice to a Holder by overnight air courier shall only be effective if delivered to such Holder at a street address designated for such purpose in accordance with this [SECTION]9.7, and a notice to such Holder by facsimile communication shall only be effective if made by confirmed transmission to such Holder at a telephone number designated for such purpose in accordance with this [SECTION]9.7 and promptly followed by the delivery of such notice by registered or certified mail or overnight air courier, as set forth above.

      Section 9.8. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Purchaser and its successor and assigns, including each successive Holder.

      Section 9.9. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

      Section 9.10. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

      Section 9.11. Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

      Section 9.12. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

      The execution hereof by you shall constitute a contract between the Company and you for the uses and purposes hereinabove set forth. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.


                                       THE BERKSHIRE GAS COMPANY



                                       By:       /s/ Scott S. Robinson
                                           ---------------------------------
                                                    Its President



THE BERKSHIRE GAS COMPANY
115 Cheshire Road
Pittsfield, Massachusetts  01201
Attention:  Michael J. Marrone
Telefacsimile:  (413) 443-0546
Confirmation:  (413) 445-0259


Accepted as of November 1, 1996:


                                       FIRST COLONY LIFE INSURANCE COMPANY



                                       By:    /s/ George D. Vermilya, Jr.
                                           ---------------------------------
                                              Its Associate Vice President




                                 SCHEDULE I
                             (to Note Agreement)


                                                              PRINCIPAL AMOUNTS
NAME OF PURCHASER                                               OF NOTES TO BE
                                                                  PURCHASED

FIRST COLONY LIFE INSURANCE COMPANY                              $16,000,000
700 Main Street
Lynchburg, Virginia  24504
Attention:  Mr. George D. Vermilya, Jr.
Telecopier Number:  (804) 948-5484

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "The Berkshire Gas Company, 7.80% Senior Notes due November 15, 2021, PPN 084653 D@ 0 principal, premium or interest") to:

      Crestar Bank (ABA #0510-0002-0)
      Richmond, Virginia
      Credit - 2111
      Attention:  Incoming Processing Unit Number 27955

      for credit to:  First Colony Life Insurance Company
      Account Number 10765400

Notices

All notices and communications, including notices with respect to payments and written confirmation of each such payment, to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  54-0596414


                                 SCHEDULE II
                             (to Note Agreement)


                             LIENS SECURING DEBT
                       (INCLUDING CAPITALIZED LEASES)
                           AS OF THE CLOSING DATE



               The Lien of the First Mortgage Bond Indenture.



                                  EXHIBIT A
                             (to Note Agreement)


                          THE BERKSHIRE GAS COMPANY

                              7.80% Senior Note
                            Due November 15, 2021

                              PPN: 084653 D@ 0

No.                                                 __________________, 19____

$

      The Berkshire Gas Company, a Massachusetts corporation (the
"Company"), for value received, hereby promises to pay to


                            or registered assigns
                   on the fifteenth day of November, 2021
                           the principal amount of


                                                     DOLLARS ($_______________)

and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 7.80% per annum from the date hereof until maturity, payable quarterly on the fifteenth day of each February, May, August and November in each year (commencing on the first of such dates after the date hereof) and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the rate of 8.80% per annum after the due date, whether by acceleration or otherwise, until paid. Both the principal hereof and interest hereon are payable at the principal office of the Company in Pittsfield, Massachusetts in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

      This Note is one of the 7.80% Senior Notes due November 15, 2021 (the "Notes") of the Company in the aggregate principal amount of $16,000,000 issued or to be issued under and pursuant to the terms and provisions of the Note Agreement dated as of November 1, 1996 (the "Note Agreement"), entered into by the Company with the original Purchaser therein referred to, and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreement to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreement for a statement of such rights and benefits.
This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

      The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreement.

      This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.


                                       THE BERKSHIRE GAS COMPANY



                                       By
                                          --------------------------------
                                          Its


                                  EXHIBIT B
                             (to Note Agreement)

                       REPRESENTATIONS AND WARRANTIES

      The Company represents and warrants to the Purchaser as follows:

      1.  Subsidiaries.  The Company has no Subsidiaries.

      2.  Corporate Organization and Authority.  The Company

            (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

            (b) has all requisite power and authority and all material licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and

            (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary.

      3. Financial Statements. (a) The balance sheets of the Company as of June 30 in each of the years 1992 to 1996, both inclusive, and the statements of income and retained earnings and changes in financial position or cash flows for the fiscal years ended on said dates, each accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification except as therein noted, by Deloitte & Touche LLP, have been prepared in accordance with GAAP consistently applied except as therein noted, are correct and complete and present fairly the financial position of the Company as of such dates and the results of its operations and changes in its financial position or cash flows for such periods.

      (b) Since June 30, 1996, there has been no change in the condition, financial or otherwise, of the Company as shown on the balance sheet as of such date except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

      4. Indebtedness. Annex A attached hereto correctly describes all Current Debt and Funded Debt of the Company outstanding on the Closing Date.

      5. Full Disclosure. Neither the financial statements referred to in paragraph 4 hereof nor any other written statement furnished by the Company to the Purchaser in connection with the negotiation of the sale of the Notes, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company which the Company has not disclosed to the Purchaser in writing which materially affects adversely nor, so far as the Company can now foresee, will materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company.

      6. Pending Litigation. Except for the matters described in the letter from the Company to the Purchaser dated November 1, 1996 (the "Litigation Disclosure Letter"), there are no proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company in any court or before any governmental authority or arbitration board or tribunal which involve the possibility of materially and adversely affecting the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries.

      7. Title to Properties. The Company has good and marketable title in fee simple (or its equivalent under applicable law) to all material parcels of real property and has good title to all the other material items of property it purports to own, including that reflected in the most recent balance sheet referred to in paragraph 3 hereof, except as sold or otherwise disposed of in the ordinary course of business and except for Liens permitted by the Agreement.

      8. Patents and Trademarks. The Company owns or possesses all the patents, trademarks, trade names, service marks, copyright, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others.

      9. Sale is Legal and Authorized. The sale of the Notes and compliance by the Company with all of the provisions of the Agreement and the Notes --

            (a)  are within the corporate powers of the Company;

            (b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Articles of Incorporation or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any property of the Company; and

            (c) have been duly authorized by proper corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Articles of Incorporation or By-laws of the Company or otherwise), executed and delivered by the Company and the Agreement and the Notes constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable in accordance with their respective terms.

      10. No Defaults. No Default or Event of Default has occurred and is continuing. The Company is not in default in the payment of principal or interest on any Funded Debt or Current Debt or is in default under any instrument or instruments or agreements under and subject to which any Funded Debt or Current Debt has been issued, and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

      11. Governmental Consent. Except for the order of the Massachusetts Department of Public Utilities approving the issuance and sale of the Notes, which order has been obtained, is in full force and effect and is not subject to any appeal, no approval, consent or withholding of objection on the part of any regulatory body, state, Federal or local, is necessary in connection with the execution and delivery by the Company of the Agreement or the Notes or compliance by the Company with any of the provisions of the Agreement or the Notes.

      12. Taxes. All tax returns required to be filed by the Company in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or upon any of its properties, income or franchises, which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before June 30, 1993, the Federal income tax liability of the Company has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Company has entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Company does not know of any proposed additional tax assessment against it for which adequate provision has not been made on its accounts, and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the knowledge of the Company threatened. The provisions for taxes on the books of the Company are adequate for all open years, and for its current fiscal period.

      13. Use of Proceeds. The net proceeds from the sale of the Notes will be used to retire Company's short-term bank debt and the 8.40% Preferred Stock. None of the transactions contemplated in the Agreement (including, without limitation thereof, the use of proceeds from the issuance of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Neither the Company nor any Subsidiary owns or intends to carry or purchase any "margin stock" within the meaning of said Regulation G. None of the proceeds from the sale of the Notes will be used to purchase, or refinance any borrowing the proceeds of which were used to purchase, any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

      14. Private Offering. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from or has otherwise approached or negotiated or will approach or negotiate in respect of the Notes or any similar Security with any Person other than the Purchaser. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from any Person so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act of 1933, as amended.

      15. ERISA. The consummation of the transactions provided for in the Agreement and compliance by the Company with the provisions thereof and the Notes issued thereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended. Each Plan complies in all material respects with all applicable statutes and governmental rules and regulations, and (a) no Reportable Event has occurred and is continuing with respect to any Plan, (b) neither the Company nor any ERISA Affiliate has withdrawn from any Plan or Multiemployer Plan or instituted steps to do so, and (c) no steps have been instituted to terminate any Plan. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty. No Plan maintained by the Company or any ERISA Affiliate, nor any trust created thereunder, has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA nor does the present value of all benefits vested under all Plans exceed, as of the last annual valuation date, the value of the assets of the Plans allocable to such vested benefits. Neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement "welfare benefit plan" (as such term is defined in ERISA) except as has been disclosed to the Purchaser.

      16. Compliance with Law. The Company (a) is not in violation of any law, ordinance, franchise, governmental rule or regulation to which it is subject or (b) has not failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain would materially adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of the Company, or impair the ability of the Company to perform its obligations contained in the Agreement or the Notes. The Company is not in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

      17. Compliance with Environmental Laws. Except for matters described in the Litigation Disclosure Letter, the Company is not in violation of any applicable Federal, state, or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment which violation could have a material adverse effect on the business, prospects, profits, properties or condition (financial or otherwise) of the Company. The Company does not know of any liability or class of liability of the Company or any Subsidiary under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).

      18. Holding Company Act Status. The Company is not a "registered holding company" or a "subsidiary company" of a "registered holding company" or an "affiliate" of a "registered holding company" or a "subsidiary company" of a "registered holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.


                                   ANNEX A
                               (to Exhibit B)

                             DESCRIPTION OF DEBT

1. Current Debt of the Company outstanding on the Closing Date is as follows:

                 CREDITOR               AMOUNT

                 Fleet Bank             $ 6,800,000
                 State Street Bank        5,000,000
                 Bank of Boston           1,500,000
                 Core States Bank         2,000,000
                 Bay Bank                 4,000,000
                                        -----------
                       Total            $19,000,000


2. Funded Debt (other than Capitalized Rentals) of the Company outstanding on the Closing Date is as follows:

          $10,000,000 Series P First Mortgage Bonds 10.06% due 2019, $6,000,000 Senior Note 9.6% due 2020, and
          $6,000,000 Medium Term Note (Variable Interest) due April, 1999.


3. Capitalized Leases of the Company outstanding on the Closing Date are as follows:

                                    None.




                                  EXHIBIT C
                             (to Note Agreement)

              DESCRIPTION OF SPECIAL COUNSEL'S CLOSING OPINION

      The closing opinion of Chapman and Cutler, special counsel to the Purchaser, called for by [SECTION]4.1 of the Note Agreement, shall be dated the Closing Date and addressed to the Purchaser, shall be satisfactory in form and substance to the Purchaser and shall be to the effect that:

            1. The Company is a corporation, duly organized and validly existing under the laws of the Commonwealth of Massachusetts and has the corporate power and the corporate authority to execute and deliver the Note Agreement and to issue the Notes.

            2. The Note Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

            3. The Notes have been duly authorized by all necessary corporate action on the part of the Company, and the Notes being delivered on the date hereof have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

            4. The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreement do not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

      The opinion of Chapman and Cutler shall also state that the opinion of Rich, May, Bilodeau & Flaherty, P.C. is satisfactory in scope and form to Chapman and Cutler and that, in their opinion, the Purchaser is justified in relying thereon.

      It is understood that in giving the above opinion, Chapman and Cutler may rely upon the opinion of Rich, May, Bilodeau & Flaherty, P.C. as to all matters relating to the laws of the Commonwealth of Massachusetts.

      In rendering the opinion set forth in paragraph 1 above, Chapman and Cutler may rely, as to matters referred to in paragraph 1, solely upon an examination of the Articles of Incorporation certified by, and a certificate of good standing of the Company from, the Secretary of State of the Commonwealth of Massachusetts, the By-laws of the Company and the general business corporation law of the Commonwealth of Massachusetts. The opinion of Chapman and Cutler is limited to the general business corporation law of the Commonwealth of Massachusetts and the Federal laws of the United States.

      With respect to matters of fact upon which such opinion is based, Chapman and Cutler may rely on appropriate certificates of public officials and officers of the Company and upon representations of the Company and the Purchaser delivered in connection with the issuance and sale of the Notes.



                                  EXHIBIT D
                             (to Note Agreement)

                       DESCRIPTION OF CLOSING OPINION
                          OF COUNSEL TO THE COMPANY

      The closing opinion of Rich, May, Bilodeau & Flaherty, P.C., counsel for the Company, which is called for by [SECTION]4.1 of the Note Agreement, shall be dated the Closing Date and addressed to the Purchaser, shall be satisfactory in scope and form to the Purchaser and shall be to the effect that:

            1. The Company is a corporation, duly organized and validly existing under the laws of the Commonwealth of Massachusetts, has the corporate power and the corporate authority to execute and perform the Note Agreement and to issue the Notes and has the full corporate power and the corporate authority to conduct the activities in which it is now engaged and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary.

            2. The Note Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

            3. The Notes have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

            4. The issue and sale of the Notes have, to the extent required by law, been duly authorized by an order issued by the Massachusetts Department of Public Utilities, which authorization is final and not subject to any appeal which could affect the validity or terms of the Notes and no other approval, consent or authorization on the part of, or filing, registration or qualification with, any governmental body, Federal or state, is necessary in connection with the execution and delivery of the Note Agreement or the Notes.

            5. The Company is not a "registered holding company" or a "subsidiary company" of a "registered holding company" or an "affiliate" of a "registered holding company" or a "subsidiary company" of a "registered holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

            6. The issuance and sale of the Notes and the execution, delivery and performance by the Company of the Note Agreement do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any of the property of the Company pursuant to the provisions of the Articles of Incorporation or By-laws of the Company or any agreement or other instrument known to such counsel to which the Company is a party or by which the Company may be bound.

            7. The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreement do not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

      The opinion of Rich, May, Bilodeau & Flaherty, P.C., shall cover such other matters relating to the sale of the Notes as the Purchaser may reasonably request. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company.